SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TARGETED GENETICS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2003

Dear Fellow Shareholder:

You are cordially invited to attend Targeted Genetics Corporation’s 2003 Annual Meeting of Shareholders. The annual meeting will be held on Thursday, May 8, 2003, at 9:00 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington.

At the annual meeting, you will be asked to elect three directors to Targeted Genetics” board of directors.

The board of directors recommends that you vote “FOR” election of the nominees for director.

You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional information.

Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement. Then please mark your votes on the enclosed proxy card, sign and date the proxy card and return it promptly in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,

H. Stewart Parker

President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

TARGETED GENETICS CORPORATION

1100 Olive Way, Suite 100

Seattle, Washington 98101

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2003

TO THE SHAREHOLDERS OF TARGETED GENETICS CORPORATION:

We will hold the 2003 Annual Meeting of Shareholders of Targeted Genetics Corporation on Thursday, May 8, 2003, at 9:00 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, for the following purposes:

•	to elect three Class 3 directors to Targeted Genetics’ board of directors, as more fully described in the proxy statement accompanying this notice; and

•	to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

At the annual meeting, we will also report on our 2002 business results and other matters of interest to our shareholders.

The board of directors has fixed the close of business on March 5, 2003 as the record date for the annual meeting. Only shareholders of record of common stock on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

The directors elected will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you should complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing a written revocation with the secretary of Targeted Genetics or by attending the annual meeting and voting in person.

The approximate date of mailing this proxy statement and the accompanying proxy card is April 7, 2003.

By order of the board of directors,

Todd E. Simpson

Secretary

Seattle, Washington

April 7, 2003

TARGETED GENETICS CORPORATION

PROXY STATEMENT

This proxy statement is being furnished to holders of shares of common stock of Targeted Genetics Corporation, a Washington corporation, in connection with the solicitation of proxies by our board of directors for use at our 2003 Annual Meeting of Shareholders and at any adjournments or postponements of the annual meeting. We will hold the annual meeting on Thursday, May 8, 2003, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, at 9:00 a.m. local time. The approximate date of mailing of this proxy statement and the accompanying proxy card is April 7, 2003.

Matters to Be Considered at the Annual Meeting

At the annual meeting, shareholders of record of common stock of Targeted Genetics as of the close of business on March 5, 2003 will consider and vote on:

•	the election of three Class 3 directors to the board, to hold office until the third annual meeting of shareholders following their election or until their successors are elected and qualified; and

•	such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The board of directors recommends that our shareholders vote “FOR” election of the nominees for director.

Record Date; Outstanding Shares Entitled to Vote

Only shareholders of record at the close of business on the record date, March 5, 2003, are entitled to notice of and to vote at the annual meeting. As of the record date, 50,566,348 shares of our common stock were issued and outstanding.

Quorum; Voting

We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting.

The directors elected at the annual meeting will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. Holders of common stock are not entitled to cumulate votes in the election of directors.

Any broker, bank, nominee, fiduciary or other custodian who holds shares of our common stock for the account of a customer who is the beneficial owner of those shares, and who does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors and for other routine matters for which it has not received voting instructions. A “broker nonvote” occurs when the custodian may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a non-routine matter on which the custodian does not have discretionary authority to vote. An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (by checking the “withhold authority to vote” box on the proxy card) or when a shareholder who has not given a proxy is present at the meeting but does not cast a ballot. In the election of directors, abstentions have no effect because the outcome is determined by a plurality of the votes cast. Shares of our common stock subject to broker nonvotes and abstentions are treated as present at the annual meeting, however, and will therefore be counted toward establishing the presence of a quorum.

As of the record date, our directors and executive officers and their affiliates beneficially own approximately 8% of the outstanding shares of our common stock, as beneficial ownership is defined under federal securities laws. Each of our directors and executive officers plans to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of the election of the nominees for director.

Proxies

Shares of common stock represented by properly executed proxies that we receive at or before the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions contained on the proxy card. Shares of common stock represented by properly executed proxy cards for which no instruction is given will be voted “for” election of the nominees for director.

To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope we have provided. You may revoke a proxy by:

•	submitting a later-dated proxy for the same shares at any time before the vote on the proposal;

•	delivering written notice of revocation to the Secretary of Targeted Genetics at any time before the vote; or

•	attending the annual meeting and voting in person. Merely attending the annual meeting will not in and of itself revoke a proxy.

If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

The enclosed proxy is solicited on behalf of our board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, in person or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation but will reimburse them for the out-of-pocket expenses that they incur. We will reimburse persons who hold our common stock of record but not beneficially, such as brokerage firms, nominees, fiduciaries and other custodians, for the reasonable expenses they incur in forwarding solicitation materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

The board of directors recommends that you vote “for” election of the nominees for director.

Our bylaws provide that our board of directors shall be composed of not less than one nor more than nine directors. At present, we have seven directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. Every director subsequently elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. However, if a director resigns from the board before his or her term expires, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term.

At the annual meeting, three Class 3 directors are to be elected, each to hold office for a three-year term or until his or her successor is elected and qualified. Nelson L. Levy, H. Stewart Parker and Mark P. Richmond have been nominated for election to the board as Class 3 directors. Information is provided below with respect to these nominees and our continuing directors.

Unless they receive contrary instructions, the persons named as proxies on the enclosed proxy card intend to cast votes represented by properly executed proxy cards for the election of these nominees. If any nominee should become unavailable for any reason, the persons named as proxies intend to cast votes for election of a substitute nominee designated by the board. The board of directors has no reason to believe that any of the nominees named will be unable to serve if elected.

If a quorum is present, the three nominees receiving the highest number of votes will be elected to serve as Class 3 directors. Abstentions and broker nonvotes will have no effect on the election of directors.

Nominees for Election as Class 3 Directors—Terms to Expire in 2006

Nelson L. Levy (age 61) has served as a director of Targeted Genetics since May 1999. Since 1993, Dr. Levy has served as chairman of the board and chief executive officer of CoreTechs Corporation, a privately-held company that focuses on the development and marketing of early-stage technologies. He served as president of Fujisawa Pharmaceutical Company, the U.S. subsidiary of Japan’s third-largest pharmaceutical company, from 1992 to 1993, as chief executive officer of CoreTechs from 1984 to 1992 and as vice president for pharmaceutical research at Abbott Laboratories from 1981 to 1984. Dr. Levy served as a tenured professor of microbiology and immunology at Duke University from 1970 to 1981. He currently serves as a director of several privately-held companies and on the scientific advisory boards of several public and privately-held biotechnology and pharmaceutical companies. Dr. Levy received his B.A. from Yale University, his M.D. from Columbia University and his Ph.D. from Duke University.

H. Stewart Parker (age 47) managed the formation of Targeted Genetics as a wholly owned subsidiary of Immunex Corporation and has served as president, chief executive officer and a director of Targeted Genetics since our inception in 1989. She served in various capacities at Immunex from August 1981 through December 1991, most recently as vice president, corporate development. Ms. Parker also served as president and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products, from February 1991 to January 1993. Ms. Parker has served as chairman of the board of CellExSys, Inc., our majority-owned cell therapy subsidiary, since December 2000. She serves on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry, and as a director of several privately-held companies. Ms. Parker received her B.A. and M.B.A. from the University of Washington.

Mark P. Richmond (age 72) has served as a director of Targeted Genetics since July 1996. Since 1996, Dr. Richmond has served as a business consultant and a research fellow of the School of Public Policy, University

College London. From January 1993 until his retirement in February 1996, he served as director of research at Glaxo Wellcome plc (previously Glaxo plc), a pharmaceutical company. From October 1990 to December 1993, he served as chairman of the Science and Engineering Research Council in London. Dr. Richmond currently serves as a director of Genentech, Inc., OSI Pharmaceuticals and several privately-held biotechnology companies. He received his Ph.D. and D.Sc. from Cambridge University, England.

Continuing Class 1 Directors—Terms Expire in 2004

Jack L. Bowman (age 70) has served as a director of Targeted Genetics since March 1997. From 1987 until his retirement in January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, with primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, he held various positions at American Cyanamid Company, a pharmaceutical company, most recently as executive vice president. Mr. Bowman previously served as a member of the board of trustees of The Johns Hopkins University and currently serves as executive chairman of NeoRx Corporation and as a director of Celgene Corporation, Cell Therapeutics, Inc. and Cellegy Pharmaceuticals, Inc.

Jeremy L. Curnock Cook (age 53) has served as a director of Targeted Genetics since July 1995 and as chairman of the board since February 1998. Mr. Cook founded the International Biochemicals Group in 1975, which was sold to Royal Dutch Shell in 1985, serving as managing director until 1987. From 1987 to 2000, he was a director of Rothschild Asset Management Limited and was responsible for the Rothschild Bioscience Unit. He currently serves as chairman of the board of International Bioscience Managers Ltd. and as a director of Ribozyme Pharmaceuticals Inc. and several public and privately-held companies outside the United States. Mr. Cook previously served as a director of Cell Therapeutics, Inc. and Creative BioMolecules Inc. Mr. Cook received his M.A. in Natural Sciences from Trinity College, Dublin.

Continuing Class 2 Directors—Terms Expire in 2005

Joseph M. Davie (age 63) has served as a director of Targeted Genetics since October 2000. Dr. Davie was employed by Biogen, Inc., a biopharmaceutical company, from 1993 to 2000, most recently serving as senior vice president, research. From 1987 to 1993, Dr. Davie held several positions at G.D. Searle & Co., including president of research and development and senior vice president of science and technology. Dr. Davie served as an adjunct professor of microbiology and immunology at Washington University School of Medicine in St. Louis from 1987 to 2001, as an adjunct professor of microbiology and immunology at Northwestern University School of Medicine in Chicago from 1998 to 2001. Previously, he served as a professor and head of the department of microbiology and immunology at Washington University School of Medicine. He currently serves as a director of eXegenics, Inc and several privately-held companies. Dr. Davie received his A.B., M.A. and Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine.

Louis P. Lacasse (age 46) has served as a director of Targeted Genetics since May 1998. Mr. Lacasse has served as president of GeneChem Management, Inc. and as manager of GeneChem Technologies Venture Fund L.P. and GeneChem Theraputics Venture Fund, L.P., two venture capital funds, since May 1997. He served as vice president (Healthcare and Biotechnology) of SOFINOV, an investment subsidiary of Caisse de depot et placement du Quebec, from July 1987 to May 1997. Mr. Lacasse previously served as a director of several private and public companies, including Biochem Pharma Inc. and Axcan Pharma, Inc., and currently serves as a director of several privately-held biotechnology companies.

Director Compensation

Directors who are employees of Targeted Genetics do not receive any fees for their services as directors. We pay directors who are not employees of Targeted Genetics an annual retainer of $10,000 ($15,000 in the case of the chairman of the board) and meeting attendance fees of $1,000 for each board meeting attended in person, $500 for each board meeting held telephonically, $500 for each committee meeting held separately from a board meeting and attended in person ($750 in the case of the chairman) and $250 for each committee meeting held telephonically or in conjunction with a board meeting ($375 in the case of the chairman). In March 2003, the board of directors elected to pay the annual retainer, effective as of October 1, 2002, in the form of a nonqualified stock option, or NSO, to purchase 10,000 shares of our common stock (15,000 shares in the case of the chairman of the board). Nonemployee directors will continue to receive attendance fees for board and committee meetings. We also reimburse our directors for travel expenses that they incur in attending meetings.

Our stock option grant program for nonemployee directors provides that each elected or appointed director who is not otherwise an employee of Targeted Genetics is eligible to receive stock option grants under our 1999 Stock Option Plan, including an initial grant of a NSO to purchase 25,000 shares of our common stock and an annual grant, given every year thereafter, immediately following our annual meeting, of a NSO to purchase 10,000 shares of our common stock. In addition, as described above, each of our nonemployee directors will receive his or her annual retainer payment in the form of a NSO to purchase shares of our common stock. Initial and annual NSOs granted to nonemployee directors vest over a three-year period and NSOs granted for the annual retainer vest over a one-year period.

Committees of the Board of Directors and Meetings

We have established an audit committee, a compensation committee and a nominating and corporate governance committee of the board of directors. The functions performed by these committees are as follows:

Audit Committee.    The audit committee operates under a written charter adopted by the board of directors. The audit committee oversees our corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies and financial reports to ensure the quality and integrity of our financial records. In addition, the audit committee recommends to the board the independent auditors to be retained by Targeted Genetics. The members of this committee are Jeremy L. Curnock Cook, Louis P. Lacasse (chairman) and Nelson L. Levy, each of whom is independent of management as required by the applicable rules of the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers. The audit committee held five meetings during 2002. The report of the audit committee is set forth below.

Compensation Committee.    The compensation committee establishes salaries, incentives, option grants and other forms of compensation for our directors and executive officers. This committee also administers our various incentive compensation and benefit plans, including our stock option plans, and recommends the establishment of policies relating to our incentive compensation and benefit plans. The members of this committee are Jack L. Bowman (chairman), Joseph M. Davie and Mark P. Richmond, each of whom are nonemployee directors. This committee held three meetings during 2002. The report of the compensation committee is set forth below.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee operates under a written charter adopted by the board of directors. The nominating and corporate governance committee ensures that the board is appropriately constituted to meet its fiduciary obligations to the shareholders and Targeted Genetics, monitors and safeguard the independence of the board of directors and provides a leadership role in shaping the corporate governance of Targeted Genetics. The nominating and corporate governance committee is considering a policy governing shareholder nominations to the Board of Directors. Currently under our Bylaws, Shareholders may nominate persons for election as directors by providing written notice to the secretary of Targeted Genetics. With respect to an annual meeting of shareholders, notice must be received by Targeted Genetics not fewer than 60 days nor more than ninety days prior to the annual meeting. With respect to a special meeting of shareholders, notice must be received by Targeted Genetics no later than the seventh business day following the date on which notice of the special meeting is first given to shareholders. All board members except for Ms. Parker serve on this committee. This committee held no meetings during 2002 and held one meeting in January 2003.

During 2002, there were eight meetings of our board of directors. Each of our directors attended 75% or more of the total number of board meetings and applicable committee meetings held during that director’s service on the board.

Compensation Committee Interlocks and Insider Participation

No current member of the compensation committee is an officer or employee of Targeted Genetics. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

The following table lists the executive officers of Targeted Genetics, who will serve in the capacities noted until their successors are duly appointed and qualified.

Name	Age	Position
H. Stewart Parker	47	President, Chief Executive Officer and Director
Barrie J. Carter, Ph.D.	58	Executive Vice President and Chief Scientific Officer
Todd E. Simpson	42	Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary

H. Stewart Parker’s biography is contained in the section of this proxy statement entitled “Nominees for Election as Class 3 Directors—Terms to Expire in 2006.”

Barrie J. Carter has served as an executive vice president of Targeted Genetics since August 1992. Dr. Carter has served as chief scientific officer since January 2001 and was director of research and development from August 1992 to December 2000. Before joining Targeted Genetics he was employed for 22 years by the National Institutes of Health. He served as chief of the laboratory of molecular and cellular biology in the National Institute for Diabetes and Digestive and Kidney Diseases from 1982 to 1992. From 1995 to 2000, he was an affiliate professor of medicine at the University of Washington Medical School. Dr. Carter received his B.Sc. (Honors) from the University of Otago, Dunedin, New Zealand and his Ph.D. in biochemistry from the University of Otago Medical School. He then spent a period of postdoctoral training at the Imperial Cancer Research Fund Laboratories in London before joining the NIH. His long-term research interests are in the molecular biology of viruses, development of AAV vectors and gene therapy. Dr. Carter serves on the editorial board of Human Gene Therapy, as a section editor of Current Opinion in Molecular Therapeutics and as an associate editor of Virology. He also serves as a member of the advisory committee to the director of the NIH and as a director of the American Society for Gene Therapy.

Todd E. Simpson has served as vice president, finance and administration, chief financial officer, treasurer and secretary of Targeted Genetics since October 2001. From January 1996 to October 2001, Mr. Simpson served as vice president, finance and administration and chief financial officer of Aastrom Biosciences, Inc., a public life science company focused on the development of cell-based therapeutics. From August 1995 to December 1995, he served as treasurer of Integra LifeSciences Corporation, a public biotechnology company, which acquired Telios Pharmaceuticals, Inc. in August 1995. From 1992 until its acquisition by Integra, he served as vice president of finance and chief financial officer of Telios and in various other finance-related positions. From 1983 to 1992, Mr. Simpson practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson is a certified public accountant. He received his B.S. in accounting and computer science from Oregon State University.

EXECUTIVE COMPENSATION

Compensation Summary

The following table lists all compensation earned during 2002, 2001 and 2000 by our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 for 2002 (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Year			Long-Term Compensation Awards	All Other Compensation($)
		Annual Compensation		Securities Underlying Options(#)
Name and Principal Position		Salary($)	Bonus($)
H. Stewart Parker(1)	2002	$364,000	$—	130,000	$3,290
President and Chief Executive Officer	2001	350,000	88,200	160,000	3,165
	2000	278,250	203,123	38,686	2,841

Barrie J. Carter, Ph.D.(2)	2002	$243,320	$—	50,000	$3,694
Executive Vice President and Chief	2001	233,000	34,000	63,000	3,569
Scientific Officer	2000	194,250	102,953	21,606	3,177

Todd E. Simpson(3)(4)	2002	$210,000	$—	12,500	$103,405
Vice President, Finance and	2001	52,500	6,800	175,000	15,645
Administration, Chief Financial
Officer, Treasurer and Secretary

(1)	All Other Compensation for Ms. Parker consists of matching contributions to a 401(k) savings plan of $2,750 in 2002 and $2,625 in each of 2001 and 2000, and excess life insurance premiums of $540 in each of 2002 and 2001 and $216 in 2000.

(2)	All Other Compensation for Dr. Carter consists of matching contributions to a 401(k) savings plan of $2,750 in 2002 and $2,625 in each of 2001 and 2000, and excess life insurance premiums of $944 in each of 2002 and 2001 and $552 in 2000.

(3)	All Other Compensation for Mr. Simpson consists of relocation costs of $75,463, forgiveness of an installment payment and interest on a relocation assistance loan of $25,000 in accordance with the loans terms, matching contributions to a 401(k) savings plan of $2,750 and excess life insurance premiums of $192 in 2002 and relocation costs of $15,645 in 2001.

(4)	Mr. Simpson joined Targeted Genetics in October 2001. His 2001 compensation reflects a partial year of service.

Option Grants in 2002

The following table provides information regarding options granted to the Named Executive Officers during 2002:

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Shares Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Last Fiscal Year(2)	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%($)	10%($)
H. Stewart Parker	130,000	9.6%	$2.57	1/22/2012	$210,114	$532,469
Barrie J. Carter, Ph.D.	50,000	3.9%	2.57	1/22/2012	80,813	204,796
Todd E. Simpson	12,500	0.9%	2.57	1/22/2012	20,203	51,199

(1)	Options are granted at the fair market value on the date of grant and vest over four years, with 6.25% of each grant becoming exercisable quarterly, beginning three months after the date of grant. Specified changes in control of Targeted Genetics can trigger accelerated vesting of stock options and rights to related payments.

(2)	We granted options to purchase 1,347,500 shares of common stock to our employees during 2002. Of this amount, we granted NSOs to purchase 70,000 shares of common stock to our nonemployee directors during 2002. We did not grant any stock appreciation rights in 2002.

(3)	The dollar amounts set forth as potential realizable values are calculated based on assumed rates of appreciation of 5% and 10% and are not intended to forecast future appreciation. The Named Executive Officers will realize no value if our stock price does not exceed the exercise price of the options.

Option Exercises in 2002 and 2002 Option Values

The following table provides information regarding unexercised options held as of December 31, 2002 by the Named Executive Officers. No options were exercised by the Named Executive Officers in 2002:

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)	Total Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Stewart Parker	—	—	507,336	235,208	—	—
Barrie J. Carter, Ph.D.	—	—	290,603	98,889	—	—
Todd E. Simpson	—	—	46,093	141,407	—	—

(1)	The value of unexercised options is calculated based on the closing share price of our common stock on the Nasdaq National Market on December 31, 2002, which was $0.40 per share, net of the option exercise price.

Change in Control Arrangements

Senior Management Employment Agreements.    In October 1996, we entered into Senior Management Employment Agreements with both H. Stewart Parker and Barrie J. Carter. We entered into a substantially similar agreement with Todd E. Simpson on October 1, 2001. These agreements provide that, following a “change in control” (as that term is defined in the agreements), each executive who continues to be employed by the surviving company will be entitled to receive an annual base salary that is not less than his or her salary in effect before the change in control and an annual bonus at least equal to the average of his or her annual bonuses for the three prior years. In addition, each of these executives will be entitled to insurance coverage and other employee benefits no less favorable than their benefits in effect before the change in control. If during the two-year period after a change in control the employment of any of these executives is terminated for any reason other than death, disability or “cause” or the executive terminates his or her employment for “good reason” (as these terms are defined in the agreements), the terminated executive will be entitled to specified additional benefits, including a lump-sum payment equal to one and one-half times (or, in the case of Ms. Parker, two times) the sum of (a) that executive’s annual salary before the change in control (or on the date of termination, if the executive’s salary is higher on that date) and (b) a percentage of that salary equal to the executive’s percentage bonus for the year before the change in control. If no such bonus was paid or if the bonus cannot be determined, the applicable percentage will be 10%. In addition, the terminated executive will be entitled to be paid an amount sufficient to compensate the executive for any excise tax, including interest and penalties, imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, and will be entitled to continuation of life insurance, disability, health, dental and other similar employee benefits for one year after termination. The Senior Management Employment Agreements generally may be terminated with 30 days’ prior written notice, but we will remain liable for any obligations arising before the termination.

Option Plans.    Our Restated 1992 Stock Option Plan and our 1999 Stock Option Plan each contain provisions that could result in the accelerated vesting of options granted under those plans in the event of a “change in control,” as that term is defined in each of the plans. The vesting of options granted to our executive officers under these plans may accelerate in the event of a change in control.

Agreements with Management

We loaned Mr. Simpson $100,000 under a promissory note dated October 31, 2001 to assist in his relocation. Interest on the principal balance accrues at a rate of five percent per year, compounded annually, over a term of four years. Repayment of the principal amount and accrued interest will be due in five equal installments over the term of the note, with the first four installments payable annually and the fifth installment due at the same time as the fourth installment. If, however, on the date an installment becomes due, Mr. Simpson is employed by us, was terminated without “cause” or has terminated his employment with “good reason,” as those terms are defined in Mr. Simpson’s Senior Management Employment Agreement, Mr. Simpson will not be obligated to pay that installment. The first $20,000 installment of this note and $5,000 of accrued interest was forgiven on October 1, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of our board of directors currently consists of Jack L. Bowman, Joseph M. Davie and Mark P. Richmond, all of whom are nonemployee directors. The compensation committee is responsible for our executive compensation program and for administering our incentive compensation and benefit plans. On an annual basis, the compensation committee evaluates the performance and compensation of our executive officers.

Our executive compensation philosophy is to pay competitively to:

•	attract qualified executive personnel capable of enabling Targeted Genetics to achieve its business objectives;

•	retain and motivate these executives to achieve superior performance;

•	link individual compensation to individual and company performance; and

•	align executives’ financial interest with those of our shareholders.

Our executive compensation program includes the following components:

•	base salaries comparable to those paid by other biotechnology companies of comparable size and mission, taking into account the qualifications and performance of our executive officers;

•	annual bonuses that are structured to encourage executives to focus on achieving important short-term corporate and individual objectives; and

•	long-term incentives in the form of stock option grants, which provide financial rewards on the same basis as those realized by our shareholders.

Base Salaries.    On January 22, 2002, the compensation committee met to consider the compensation levels of our chief executive officer and our other executive officers for 2002. In addition, the compensation committee discussed the performance of our executive officers with respect to our corporate objectives that were set in early 2001. The primary objectives covered completion of transactions to strengthen Targeted Genetics financially and strategically; progress in advancing our clinical development programs; development of product pipeline opportunities; and conservation of cash reserves. The first objective, related to strategic and financial transactions, was weighted significantly more than the other three objectives. The compensation committee concluded that the chief executive officer and the other executive officers had performed well in 2001 and that most of the identified corporate objectives had been substantially achieved.

After analyzing the executive compensation comparable to those paid by other biotechnology companies of comparable size and mission and taking into account the qualifications and performance of our executive officers in 2001 and the achievement of goals important to Targeted Genetics, the compensation committee recommended that Ms. Parker’s base salary for 2002 be increased by 4%, to $364,000, and that Dr. Carter’s base salary for 2002 be increased by 4%, to $243,320. Mr. Simpson was not eligible for salary review because he had recently joined the company. In addition, at our meeting on January 21, 2003, we determined that the salaries for the Named Executive Officers should not be increased for 2003.

Short-Term Incentive Bonuses.    On January 21, 2003, we met to discuss the performance of our executive officers with respect to our corporate objectives that were set in early 2002. The primary objectives consisted of advancing our clinical development programs; successfully maintaining our current strategic partnerships and executing new strategic partnerships; strengthening our financial and strategic assets; and further developing our production and manufacturing capabilities. While the compensation committee concluded that the executive officers had substantially achieved several, but not all, of the corporate objectives identified for 2002, we chose not to award any discretionary bonuses to any of the Named Executive Officers, in light of the company’s financial position and generally poor market and economic conditions.

Stock Option Grants.    We grant stock options to provide a long-term incentive opportunity that is directly linked to an increase in shareholder value. We generally grant options with an exercise price equal to the market value of our common stock on the date of the grant and a term of ten years, and the options become exercisable over a four-year period in sixteen equal installments beginning three months after the date of grant. To encourage employee retention, we grant all options as incentive stock options to the maximum extent possible under the Internal Revenue Code.

When determining the size of potential option grants to our executive officers, the compensation committee uses a “range of shares” approach, which utilizes competitive grant guidelines prepared by a benefits consulting firm. We intend to revise these guidelines, which we first used with respect to 2001 compensation, every three years based on then-current competitive data. We maintain competitive levels of option holdings by executive officers through periodic “refresher” grants. In January 2002, we granted an option to purchase 130,000 shares to Ms. Parker, an option to purchase 50,000 shares to Dr. Carter and an option to purchase 12,500 shares to Mr. Simpson.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based” is, however, excluded from the $1 million limit. We do not presently expect total cash compensation payable to any of the Named Executive Officers to exceed the $1 million limit. It is our policy, however, to have the compensation paid to the Named Executive Officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. We have structured our incentive plans so that bonuses and stock options are fully deductible. Non-deductible compensation for executive officers would typically take the form of signing or guaranteed bonuses agreed to at the time of hire in order to provide the individual with an incentive to join the company.

Compensation of the Chief Executive Officer.    We believe that Ms. Parker continues to provide outstanding leadership for Targeted Genetics in the very difficult market conditions the biotechnology industry has been experiencing. She and her management team reacted quickly to adverse market conditions, making a number of difficult yet vital decisions to help the company conserve its capital. In light of the financial and market conditions and challenges faced by Targeted Genetics, we believe that the 4% increase of Ms. Parker’s 2002 base salary to $364,000 and a grant of an option to purchase 130,000 shares of our common stock was appropriate. In light of continued financial and market challenges faced by Targeted Genetics, in January 2003 we decided not to award Ms. Parker a discretionary bonus for fiscal 2002 and that Ms. Parker’s base salary for 2003 should not be increased.

Compensation Committee

Jack L. Bowman (chairman)

Joseph M. Davie

Mark P. Richmond

PRINCIPAL SHAREHOLDERS

The following table provides information with respect to the beneficial ownership of shares of our common stock outstanding as of March 1, 2003 by:

•	each person that we know beneficially owns 5% or more of our common stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

The percentage ownership data is based on 50,566,348 shares of our common stock outstanding as of March 1, 2003, except that the information for International Biotechnology Trust plc is provided from their Schedule 13D dated as of December 3, 2002, and the information for Capital Technologies CDPQ, Inc. is provided from their Schedule 13D dated as of January 22, 2003. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option or warrant, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
5% Owners:
Biogen, Inc. 14 Cambridge Center Cambridge, MA 02142	9,611,336	19.0%
Elan International Services, Ltd.(1) 102 St. James Court Flatts Bermuda FL 04	10,836,209	18.4%
International Biotechnology Trust plc(2) c/o Schroder Investment Management Limited 31 Gresham Street London, England EC2V 7AQ	3,670,000	7.1%
Capital Technologies CDPQ, Inc.(3) 1981 McGill College Avenue Montreal, Quebec, Canada H3A 3C7	3,600,000	6.9%

Directors and Executive Officers(4):
H. Stewart Parker	787,670	1.5%
Barrie J. Carter	461,167	*
Todd E. Simpson	69,531	*
Jack L. Bowman	50,001	*
Jeremy L. Curnock Cook	70,001	*
Joseph M. Davie	30,001	*
Louis P. Lacasse(5)	2,490,186	4.8%
Nelson L. Levy	35,701	*
Mark P. Richmond	31,668	*
All directors and executive officers as a group (9 persons)(5)	4,025,926	8.0%

*	Less than 1%

(1)	Includes 4,604,348 shares of common stock issuable upon conversion of shares of Series B Preferred Stock and 3,106,516 shares of common stock issuable upon conversion of convertible debt, both of which are immediately convertible.

(2)	Includes 1,000,000 shares of common stock subject to warrants that are exercisable immediately.

(3)	Includes 1,333,000 shares of common stock subject to warrants that are exercisable immediately.

(4)	For each director and executive officer, includes beneficial ownership of the number of shares of common stock set forth below opposite such director’s or executive officer’s name, which shares may be acquired within 60 days of March 1, 2003, pursuant to the exercise of options granted under Targeted Genetics’ stock option plans.

• H. Stewart Parker	575,915
• Barrie J. Carter	323,502
• Todd E. Simpson	69,531
• Jack L. Bowman	45,001
• Jeremy L. Curnock Cook	70,001
• Joseph M. Davie	20,001
• Louis P. Lacasse	40,001
• Nelson L. Levy	35,001
• Mark P. Richmond	30,000

• All directors and executive officers as a group (9 persons)	1,208,953

(5)	Includes 1,450,185 shares of our common stock owned by GeneChem Technologies Venture Fund L.P. (“GeneChem”) and warrants held by GeneChem to purchase 1,000,000 shares of common stock that are exercisable immediately. Mr. Lacasse is president of GeneChem Management, Inc., the manager of GeneChem, and thereby has power to vote the securities held by GeneChem. Mr. Lacasse disclaims beneficial ownership of the securities owned by GeneChem.

Securities Authorized for Issuance Under Stock Option Plans

The following table lists compensation plans, including individual compensation arrangements, under which equity securities are authorized for issuance as of December 31, 2002:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,439,407	$3.80	446,030
Equity compensation plans not approved by security holders	5,358,474	2.51	—

Total	9,797,881	$3.09	446,030

Under technology licensing, equity financing and equipment financing arrangements, we have issued stock purchase warrants to purchase a total of 5,358,474 shares of our common stock. These are presented in the table above as “Equity compensation plans not approved by security holders” and include:

•	In connection with a private placement of common stock in 1998, we issued warrants to purchase a total of 4,333,333 shares of common stock at an exercise price of $2.00 per share. In 2001 a warrant holder exercised warrants to purchase 1,000,000 shares of our common stock. The remaining warrants to purchase 3,333,333 shares of common stock issued in connection with the 1998 private placement expire in April 2003.

•	In 1999, in connection with a technology license agreement, we issued to Alkermes, Inc. a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $2.50 per share, expiring in June 2007, and a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $4.16 per share, expiring in June 2009.

•	We have outstanding warrants to purchase a total of 25,141 shares of our common stock related to equipment financing and consulting agreements. These warrants have a weighted average exercise price of $5.46 per share and expire between December 2003 and March 2004.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return for Targeted Genetics, the Nasdaq Stock Market Total Return Index and a peer group composed of Avigen, Inc., Cell Genesys, Inc., Collateral Therapeutics, Inc., GenVec, Inc., Introgen Therapeutics, Inc., Onyx Pharmaceuticals, Inc., Transgene SA, Valentis, Inc. and Vical, Incorporated (the “Gene Therapy Peer Group”). Since there is no widely recognized standard industry group comprised of Targeted Genetics and peer companies, this peer group is composed of companies that are or were in the gene therapy business and that we believe to be companies that analysts have frequently used to compare with an investment in Targeted Genetics. The graph shows the value, as of December 31, 2002, of $100 invested on December 31, 1997 in our common stock, the Gene Therapy Peer Group and the Nasdaq Stock Market Total Return Index.

Comparison of Cumulative Total Return among Targeted Genetics Corporation, Gene

Therapy Peer Group and the Nasdaq Stock Market Total Return Index

	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 29, 2000	Dec. 29, 2001	Dec. 31, 2002
Targeted Genetics	$100	$50	$150	$255	$103	$15
Gene Therapy Peer Group	$100	$65	$182	$155	$129	$99
Nasdaq Stock Market	$100	$141	$261	$157	$125	$86

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and holders of 10% or more of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require our executive officers, directors and 10%-or-greater shareholders to give us copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of these forms, or written representations from reporting persons that no such forms were required for those persons, we believe that our executive officers, directors and 10%-or-greater shareholders complied with all applicable filing requirements for the calendar year 2002.

INDEPENDENT AUDITORS

Ernst & Young LLP served as our independent auditors for the year ended December 31, 2002 and has been engaged to serve as our independent auditors for our financial statements for the year ending 2003. The decision to engage Ernst & Young LLP was recommended and approved by our audit committee and approved by our board of directors. Representatives of Ernst & Young are expected to attend the annual meeting, be available to respond to appropriate questions from shareholders and have the opportunity to make a statement if they desire to do so.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP, our independent auditors, for its audit of our consolidated financial statements for the year 2002 and for its reviews of our interim consolidated financial statements was $163,000.

Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP for fiscal year 2002 audit related services was $114,000.

Financial Information Systems Design and Implementation Fees.    Ernst & Young LLP billed no fees for fiscal year 2002 for financial information systems design and implementation.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for all other fiscal year 2002 professional services was $35,000.

During 2002, none of the hours Ernst & Young expended on our financial audit were provided by persons other than Ernst & Young’s full-time permanent employees. Our audit committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence.

AUDIT COMMITTEE REPORT

The audit committee of our board of directors currently consists of three independent directors and operates under a written charter adopted by the board. The members of the audit committee are Louis P. Lacasse (chairman), Jeremy L. Curnock Cook and Nelson L. Levy.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent auditors.

In 2002, the audit committee met and held discussions with management and the independent auditors. In addition, the members of the audit committee individually reviewed our consolidated financial statements before we filed them with the SEC in our quarterly reports on Forms 10-Q and annual report on Form 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Our independent auditors also provided to the audit committee the written disclosures required by the Independence Standards Board’s Standard No. 1, Independence Discussions with Audit Committees, and discussed with the audit committee Ernst & Young’s independence.

Based on the audit committee’s discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the SEC.

Audit Committee

Louis P. Lacasse (chairman)

Jeremy L. Curnock Cook

Nelson L. Levy

OTHER BUSINESS

As of the date of this proxy statement, we do not intend to present any business at the annual meeting other than the election of directors described in this proxy statement, and we are not aware that any other person intends to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named on the accompanying proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Under the SEC’s proxy rules and the applicable provisions of our bylaws, shareholder proposals (including nominations for the election of directors) that meet specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2004 annual meeting. Shareholders who intend to present a proposal at our 2004 annual meeting must give us notice of the proposal no later than December 10, 2003 for the proposal to be considered for inclusion in the proxy statement and form of proxy card for that meeting. Shareholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 days but no more than 90 days before the one-year anniversary of the date of the 2003 annual meeting. If notice or public disclosure of the date of the 2004 annual meeting is given or made to the shareholders less than 60 days before the one-year anniversary of the date of the 2003 annual meeting, we must receive notice of the proposal not later than the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified shareholder will guarantee neither the proposal’s inclusion in our proxy materials for, nor presentation of the proposal at, the 2004 annual meeting.

ANNUAL REPORT AND FORM 10-K

Copies of our 2002 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2002 are being mailed with this proxy statement to each shareholder of record. If you did not receive a copy of the Annual Report or Form 10-K, you may obtain a copy (without exhibits) without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612. Copies of the exhibits to the Form 10-K are available for a nominal fee.

Please mark your votes as indicated	☒

The board of directors recommends a vote “FOR” the nominees listed in Proposal One.

		FOR the Nominees	WITHHOLD AUTHORITY to vote for the Nominees
(1)	ELECTION OF THREE CLASS 3 DIRECTORS (Terms to expire in 2006)	☐	☐

Nominees: 01 Nelson L. Levy 02 H. Stewart Parker 03 Mark P. Richmond

WITHHOLD for the following only (write the name of the nominee in the space below):

	I plan to attend the Annual Meeting	☐
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR THE NOMINEES” LISTED IN PROPOSAL ONE.

Please sign exactly as your name appears on your stock certificate. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity must sign their names and give their titles. Authorized persons acting on behalf of corporations, partnerships, associations, etc. must sign and give their titles. If your shares are held by two or more persons, each person must sign. You hereby acknowledge receipt of the notice of meeting and proxy statement.

Date                                   Signature(s)                                                    Date                                   Signature(s)

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